                   [Luse Gorman Pomerenk & Schick Letterhead]

(202) 274-2000

July 31, 2002

The Board of Directors
Atlantic Liberty Financial Corp.
186 Montague Street
Brooklyn, New York 11201

                  RE:    ATLANTIC LIBERTY FINANCIAL CORP.
                         COMMON STOCK PAR VALUE $.10 PER SHARE
                         -------------------------------------

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Atlantic Liberty Financial Corp. (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters" and for inclusion of this opinion in the Company's registration statement on Form SB-2.

                                      Very truly yours,


                                      /s/ LUSE GORMAN POMERENK & SCHICK, P.C.
                                      ---------------------------------------
                                      LUSE GORMAN POMERENK & SCHICK
                                      A PROFESSIONAL CORPORATION